Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement (No.333-178833) on Form N-1A of Newfound Risk Managed Global Growth Fund (formerly Newfound Risk Managed Global Sectors Fund) and Newfound Risk Managed U.S. Growth Fund (formerly Newfound Risk Managed U.S. Sectors Fund), each a separate series of Northern Lights Fund Trust III, of our report dated May 29, 2020, relating to our audits of the financial statements and financial highlights, which appear in the March 31, 2020 Annual Report to Shareholders, which are also incorporated by reference into the Registration Statement.

We also consent to the references to our firm under the captions “Financial Highlights,” "Independent Registered Public Accounting Firm", “Policies and Procedures for Disclosure of Portfolio Holdings” and “Financial Statements” in such Registration Statement.

/s/ RSM US LLP

Denver, Colorado

July 28, 2020